Exhibit 99.10

Consent to be Named as a Director

In connection with the filing by Wildfire New PubCo, Inc. of Amendment No. 2 to the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Wildfire New PubCo, Inc. following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to such Amendment No. 2 to the Registration Statement and any amendments thereto.

Dated: November 4, 2022
/s/ Wyman Howard
Name: Wyman Howard